                                                                    EXHIBIT 99.1

[LOGO]

               LIBERTY MEDIA REPORTS RECORD THIRD QUARTER RESULTS

       QVC ACHIEVES 12% REVENUE GROWTH AND 20% OPERATING CASH FLOW GROWTH LIBERTY CONTINUES STEADY REPURCHASES OF LIBERTY INTERACTIVE SHARES


Englewood, Colorado, November 6, 2006 - Liberty Media Corporation ("Liberty") reported strong third quarter results at both its Liberty Interactive Group and Liberty Capital Group.

[LOGO]

LIBERTY INTERACTIVE GROUP - Liberty Interactive Group's revenue increased 15% and operating cash flow1 increased 20% due to strong operating results at QVC and the addition of Provide Commerce, which was acquired on February 9th.

Liberty President and CEO Greg Maffei said, "QVC once again produced strong results, led by domestic operations, which are reaping the benefits of QVC's long-term approach, merchandising capabilities and loyal customer base. QVC's international businesses are also following this successful model and grew rapidly. We benefited from good results at Provide and BUYSEASONS too." Maffei added, "During the quarter we continued to use our leverage capacity to shrink LINTA's equity."

During the quarter, Liberty completed the previously announced acquisition of BUYSEASONS, Inc., the operator of online costume retailer BuyCostumes.com. BuyCostumes.com is the world's largest online-only retailer of costumes and accessories, catering to Halloween enthusiasts, theatre groups, performers, children and adults. This acquisition furthers Liberty's strategy of adding brands and web businesses that can benefit from video and cross-promotion and exposure to Liberty Interactive's customers.

During the third quarter, Liberty repurchased approximately 22.1 million shares of Liberty Interactive Series A common stock at an average cost per share of $17.64 for aggregate cash consideration of $390 million. Since the creation of the Liberty Interactive tracking stock Liberty has repurchased approximately
41.4 million shares, at an average cost per share of $17.65 for aggregate cash consideration of $731 million. These repurchases represent 5.9% of the shares outstanding at the time of creation of the Liberty Interactive

--------------

1. Please see page 8 of this press release for the definition of operating cash flow and a discussion of management's use of this performance measure. Schedule 1 to this press release provides a reconciliation of Liberty's consolidated segment operating cash flow for its operating segments to consolidated earnings from continuing operations before income taxes and minority interests. Schedule 2 to this press release provides a reconciliation of the operating cash flow for each privately held entity presented herein to that entity's operating income for the same period, as determined under GAAP.

                                       1
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tracking stock. Liberty's Board of Directors has authorized the repurchase of an additional $1 billion of Liberty Interactive Series A common stock in the open market or in privately negotiated transactions.

In October 2006, Liberty completed its acquisition of the ownership interests in QVC held by QVC officers and employees. The consideration paid for those interests totaled $482 million, of which $434 million was paid in cash and the balance in phantom stock units valued by reference to the value of Liberty Interactive Series A common stock. Subsequent to these transactions, Liberty owns 100% of the equity of QVC.

QVC

QVC's total revenue increased 12% to $1,653 million and operating cash flow increased 20% to $366 million.

Commenting on QVC's third quarter performance, QVC's CEO Mike George said, "We're pleased with the strength of the business across all product categories. We experienced balanced growth in the quarter which is reflective of the continuing strong execution by the QVC team."

QVC's domestic revenue and operating cash flow increased 11% to $1,151 million and 16% to $273 million, respectively. The domestic revenue growth was attributed to increased sales to existing subscribers primarily in the areas of accessories and apparel as the total number of units shipped during the quarter increased 7% and the average selling price increased 4%. QVC.com sales as a percentage of domestic sales grew from 17% in the third quarter of 2005 to 19% in the third quarter of 2006. The domestic operating cash flow margin increased 110 basis points due to improved gross margin, higher credit card income associated with the company's private label credit card and operating leverage.

QVC's international revenue increased 15% to $502 million for the quarter due to greater sales to existing subscribers as well as new subscriber growth in each of our international markets and favorable foreign currency exchange rates. Excluding the effect of exchange rates, international revenue increased 13%. The operating cash flow of the international operations increased from $71 million to $93 million, or 31%, due to the increased revenue, improved gross margins and operating leverage. International gross margins increased 190 basis points to 37% due to a lower inventory obsolescence provision, a higher initial gross product margin and favorable product distribution costs as a percentage of revenue. Excluding the effect of exchange rates, QVC's international operating cash flow increased 30%.

                                       2
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QVC's outstanding bank debt was $3.175 billion at September 30, 2006; the increase of $2.0 billion during the quarter was primarily due to repayments of $1.369 billion of Liberty Interactive's publicly-traded debt and repurchases of Liberty Interactive Series A common stock.

On October 4, 2006, QVC entered into a new credit agreement which provides for an unsecured $1.75 billion credit facility, consisting of an $800 million initial term loan to be made upon closing, which occurred on October 13, 2006, and $950 million of delayed draw term loans to be made after closing from time to time upon the request of QVC. The $800 million initial term loan made on October 13 was used to pay down $800 million of revolving credit outstanding at September 30. The delayed draw term loans are available until September 30, 2007 and are subject to reductions in the principal amount available starting on March 31, 2007. The loans are scheduled to mature on October 4, 2011. This credit facility is in addition to the $3.5 billion facility that was entered into in March of 2006.

OUTLOOK - REMAINS UNCHANGED

Liberty expects the operations attributed to the Liberty Interactive Group, which includes QVC for all of 2006 and Provide Commerce and BUYSEASONS from the dates of their acquisition on February 9, 2006, and August 23, 2006, respectively, to increase over the attributed 2005 operating results, which included only QVC's operations, as follows:

     o    Revenue growth in the low double digits %.

     o    Operating cash flow growth in low double digits %.

     o    Operating income growth in low double digits %.

The foregoing estimates assume with respect to QVC, among other factors, that its product mix and foreign currency exchange rates affecting its international businesses will be consistent as compared to 2005, while revenue growth rates will experience a slight slowing due to difficult comparisons to the favorable results achieved in 2005. These estimated growth rates are not expected to be achieved ratably on a quarterly basis as the Liberty Interactive Group's attributed businesses will likely experience different quarter over quarter growth rates for each calendar quarter of 2006.

The businesses and assets attributed to Liberty Interactive Group are engaged in, or are ownership interests in companies that are engaged in, sales of goods and services primarily through television programming and the Internet, and currently include its subsidiaries QVC, Provide Commerce and BUYSEASONS and its approximate 20% interests in IAC/InterActiveCorp, Expedia and GSI Commerce. Liberty identified QVC, Inc., a consolidated, 99.9% owned subsidiary, as the principal operating segment of Liberty Interactive Group.

                                       3
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[LOGO]

LIBERTY CAPITAL GROUP - During the quarter, Liberty completed the previously announced acquisition of IDT Entertainment from IDT Corporation. Also, subsequent to September 30, 2006, Liberty entered into a stock purchase agreement to sell its interest in OpenTV to an unrelated third party for aggregate cash consideration to Liberty of approximately $113 million.

"The OpenTV and IDT deals further our strategy of reducing complexity and following our strategy of investing in compatible operating businesses," stated Greg Maffei. "We continue discussions with NewsCorp. and Time Warner and continue to explore other opportunities in an effort to divest our non-core assets in a tax efficient manner and reinvest in our strategic businesses."

STARZ ENTERTAINMENT, LLC

Starz Entertainment, LLC ("Starz Entertainment") revenue increased 3% to $253 million and operating cash flow decreased 4% to $45 million. The growth in revenue was primarily due to a $15 million increase resulting from an increase in the average number of subscription units for Starz Entertainment's services. Starz and Encore average subscription units each increased 7%. The effect on revenue of these increases in subscription units was partially offset by a $7 million decrease due to a decrease in the effective rate charged for such services due to the fixed-rate affiliation agreements that Starz Entertainment has entered into in recent years.

Starz Entertainment's operating expenses increased 5% for the quarter. The increase was due to higher programming costs, which increased 7% from $161 million to $173 million, partially offset by a decrease in SG&A expenses. The programming increases were primarily due to $16 million of additional amortization of deposits made under certain of Starz Entertainment's output arrangements. The decrease in SG&A expenses was due to a decrease in sales and marketing resulting from less marketing activity with its affiliates partially offset by marketing expenses related to the commercial launch of Vongo.

Starz Entertainment CEO Bob Clasen said, "The addition of IDT Entertainment, now called Starz Media, has transformed Starz from a narrowly focused premium television business into a broad-based, fully integrated media company able to produce all kinds of programming and distribute that programming on all platforms, domestic and international. In the era of fragmented audiences it is important to be able to produce



                                       4
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programming that can generate revenue from multiple platforms, and our new company is well positioned to do that."

OUTLOOK - Liberty does not provide combined guidance for the businesses attributed to the Liberty Capital Group for 2006 as such information is not considered meaningful. Guidance is being provided separately for Starz Entertainment which is the largest operating business attributed to the Liberty Capital Group.

STARZ ENTERTAINMENT

o Liberty expects that revenue, OCF and operating income of Starz Entertainment for 2006 will be substantially similar to those recognized in 2005.

The foregoing estimates are premised upon, among other factors, that Starz Entertainment continues to experience positive trends under its affiliation agreements, Starz Entertainment's distributors continue to see growth in digital subscribers consistent with that experienced in 2005, the quantity and timing of receipt of output product from the studios does not materially change from that experienced in 2005 and Starz subscription units continue to increase. These estimates further assume that Starz Entertainment's 2006 programming costs increase by mid-single digit percentages over the same periods in 2005.

The businesses and assets attributed to Liberty Capital Group are all of Liberty Media's businesses and assets other than those attributed to Liberty Interactive Group and include its subsidiaries Starz Entertainment, LLC, OnCommand Corporation and TruePosition, Inc., its equity affiliates GSN LLC and WildBlue Communications, Inc. and our interests in News Corporation, Time Warner, Inc. and Sprint Nextel Corporation. Liberty identified Starz Entertainment, LLC, a consolidated, wholly owned subsidiary, as its principal operating segment of Liberty Capital Group.

                                       5
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NOTES

Liberty Media Corporation operates and owns interests in a broad range of video and on-line commerce, media, communications and entertainment businesses. Those interests are attributed to two tracking stock groups: Liberty Interactive Group and Liberty Capital Group.

As a supplement to Liberty's consolidated statements of operations included in its 10-Q, the following is a presentation of financial information on a stand-alone basis for QVC and Starz Entertainment.

Unless otherwise noted, this earnings release compares financial information for the three months ended September 30, 2006 to the same period in 2005. Please see page 8 of this press release for the definition of operating cash flow and a discussion of management's use of this performance measure. Schedule 1 to this press release provides a reconciliation of Liberty's consolidated segment operating cash flow for its operating segments to consolidated earnings from continuing operations before income taxes and minority interests. Schedule 2 to this press release provides a reconciliation of the operating cash flow for each privately held entity presented herein to that entity's operating income for the same period, as determined under GAAP. Certain prior period amounts have been reclassified for comparability with the 2006 presentation.

FAIR VALUE OF PUBLIC HOLDINGS AND DERIVATIVES

                                                                                   September      June 30,     September
(AMOUNTS IN MILLIONS AND INCLUDE THE VALUE OF DERIVATIVES)                         30, 2005        2006        30, 2006
                                                                                   ---------      -------      ---------
InterActiveCorp                                                                     $ 1,755        1,834        1,991
Expedia (1)                                                                           1,371        1,038        1,085
Other Public Holdings                                                                   164          115          137
                                                                                    -------      -------      -------
     TOTAL ATTRIBUTED LIBERTY INTERACTIVE GROUP                                     $ 3,290        2,987        3,213
                                                                                    -------      -------      -------
News Corporation                                                                      8,122        9,886       10,138
Non Strategic Public Holdings                                                         7,733        6,975        6,836
                                                                                    -------      -------      -------
     TOTAL ATTRIBUTED LIBERTY CAPITAL GROUP                                         $15,855       16,861       16,974
                                                                                    -------      -------      -------

--------------
(1) Represents fair value of Liberty's investment in Expedia. In accordance with GAAP, Liberty accounts for this investment using the equity method of accounting and includes this investment in its consolidated balance sheet at its historical carrying value. Expedia was spun-off from InterActiveCorp on August 9, 2005.


                                       6
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CASH AND DEBT

The following presentation is provided to separately identify cash and liquid investments and debt information.

                                                                           September      June 30,     September
(AMOUNTS IN MILLIONS)                                                       30, 2005        2006        30, 2006
                                                                           ---------      -------      ---------
CASH AND CASH RELATED INVESTMENTS:
Total Attributed Liberty Interactive Group Cash (GAAP)                      $   959           925           910
Total Attributed Liberty Capital Group Cash (GAAP)                              750         1,726         1,687
                                                                            -------       -------       -------
     Total Liberty Consolidated Cash (GAAP)                                   1,709         2,651         2,597
                                                                            -------       -------       -------

Short-Term Investments (1)                                                       11             8            33
Long-Term Marketable Securities (2)                                             366           409           394
                                                                            -------       -------       -------
     Total Attributed Liberty Capital Group Liquid Investments                  377           417           427
                                                                            -------       -------       -------

Total Attributed Liberty Interactive Group Cash and Liquid Investments          959           925           910
Total Attributed Liberty Capital Group Cash and Liquid Investments            1,127         2,143         2,114
                                                                            -------       -------       -------
     TOTAL LIBERTY CONSOLIDATED CASH AND LIQUID INVESTMENTS                 $ 2,086         3,068         3,024
                                                                            =======       =======       =======

DEBT:
Senior Notes and Debentures (3)                                             $ 4,808         4,476         3,108
QVC Bank Credit Facility                                                        800         1,200         3,175
Other                                                                            72            68            71
                                                                            -------       -------       -------
     TOTAL ATTRIBUTED LIBERTY INTERACTIVE GROUP DEBT                        $ 5,680         5,744         6,354
Less:  Unamortized Discount                                                     (19)          (16)          (17)
                                                                            -------       -------       -------
     TOTAL ATTRIBUTED LIBERTY INTERACTIVE GROUP DEBT (GAAP)                 $ 5,661         5,728         6,337
                                                                            -------       -------       -------

Senior Exchangeable Debentures (4)                                            4,588         4,580         4,580
Other                                                                            36            60           158
                                                                            -------       -------       -------
     TOTAL ATTRIBUTED LIBERTY CAPITAL GROUP DEBT                            $ 4,624         4,640         4,738
Less:  Unamortized Discount Attributable To Call Option Obligations          (2,223)       (2,147)       (2,123)
                                                                            -------       -------       -------
     TOTAL ATTRIBUTED LIBERTY CAPITAL GROUP DEBT (GAAP)                     $ 2,401         2,493         2,615
                                                                            -------       -------       -------

     TOTAL CONSOLIDATED LIBERTY DEBT (GAAP)                                 $ 8,062         8,221         8,952
                                                                            =======       =======       =======

--------------
(1) Short-term marketable debt securities which are included in other current assets in Liberty's consolidated balance sheet.

(2) Long-term marketable debt securities which are included in investments in available-for-sale securities and other cost investments in Liberty's consolidated balance sheet.

(3) Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.

(4) Face amount of Senior Exchangeable Debentures with no reduction for the unamortized discount attributable to the embedded call option obligation.

Total Attributed Liberty Interactive Group Cash and Liquid Investments remained relatively flat compared to June 30, 2006 due to cash flow from QVC operations and borrowings on the QVC bank credit facility offset by repayment of Liberty Interactive Group public debt, the purchase of Liberty Interactive Series A common stock, the purchase of substantially all of QVC management's ownership interest in QVC, interest payments and working capital needs at QVC. Total Attributed Liberty Interactive Group Debt increased $610 million due to borrowings on the QVC bank credit facility partially offset by the repayment of Liberty Interactive Group public debt.

Total Attributed Liberty Capital Group Cash and Liquid Investments remained flat compared to June 30, 2006 due to the cash flows from operations of subsidiaries attributed to Liberty Capital Group and proceeds from the expiration of certain equity collars offset by the purchase of IDT Entertainment and corporate interest payments. Total Attributed Liberty Capital Group Debt increased $98 million due to the assumption of IDT Entertainment debt as part of the purchase price.

IMPORTANT NOTICE: Liberty Media Corporation ("Liberty") (Nasdaq: LINTA, LINTB, LCAPA, LCAPB) President and CEO, Gregory B. Maffei will discuss Liberty's earnings release in a conference call which will begin at 11:00am (ET) on November 6, 2006. The call can be accessed by dialing (913) 981-4904 or (800) 811-8830 at least 10 minutes prior to the start time. Replays of the conference call can be accessed from 2:00 p.m. (ET) on November 6, 2006 through 5:00 p.m.
(ET) November 13, 2006, by dialing (719) 457-0820 or (888) 203-1112 plus the pass code 8541036#. The call will also be broadcast live across the Internet and archived on our website until November 13, 2007. To access the web cast go to http://www.libertymedia.com/investor_relations/default.htm. Links to this press release will also be available on the Liberty Media web site.


CERTAIN STATEMENTS IN THIS PRESS RELEASE MAY CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, INCLUDING THE STATEMENTS REGARDING STARZ ENTERTAINMENT'S MARKETING EXPENSE TREND FOR THE REMAINDER OF 2006 AND THE STATEMENTS UNDER THE HEADING "2006 OUTLOOK." SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE OPERATING BUSINESSES OF LIBERTY INCLUDED HEREIN OR INDUSTRY RESULTS, TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS, UNCERTAINTIES AND OTHER FACTORS INCLUDE, AMONG OTHERS:
THE RISKS AND FACTORS DESCRIBED IN THE PUBLICLY FILED DOCUMENTS OF LIBERTY, INCLUDING THE MOST RECENTLY FILED FORM 10-Q AND FORM 10-K OF LIBERTY; GENERAL ECONOMIC AND BUSINESS CONDITIONS AND INDUSTRY TRENDS INCLUDING IN THE ADVERTISING AND RETAIL MARKETS; THE CONTINUED STRENGTH OF THE INDUSTRIES IN WHICH SUCH BUSINESSES OPERATE; CONTINUED CONSOLIDATION OF THE BROADBAND DISTRIBUTION AND MOVIE STUDIO INDUSTRIES; UNCERTAINTIES INHERENT IN PROPOSED BUSINESS STRATEGIES AND DEVELOPMENT PLANS; CHANGES IN DISTRIBUTION AND VIEWING OF TELEVISION PROGRAMMING, INCLUDING THE EXPANDED DEPLOYMENT OF PERSONAL VIDEO RECORDERS AND IP TELEVISION AND THEIR IMPACT ON TELEVISION ADVERTISING REVENUE AND HOME SHOPPING NETWORKS; INCREASED DIGITAL TELEVISION PENETRATION AND THE IMPACT ON CHANNEL POSITIONING OF OUR NETWORKS; RAPID TECHNOLOGICAL CHANGES; FUTURE FINANCIAL PERFORMANCE, INCLUDING AVAILABILITY, TERMS AND DEPLOYMENT OF CAPITAL; AVAILABILITY OF QUALIFIED PERSONNEL; THE DEVELOPMENT AND PROVISION OF PROGRAMMING FOR NEW TELEVISION AND TELECOMMUNICATIONS TECHNOLOGIES; CHANGES IN, OR THE FAILURE OR THE INABILITY TO COMPLY WITH, GOVERNMENT REGULATION, INCLUDING, WITHOUT LIMITATION, REGULATIONS OF THE FEDERAL COMMUNICATIONS COMMISSION, AND ADVERSE OUTCOMES FROM REGULATORY PROCEEDINGS; ADVERSE OUTCOMES IN PENDING LITIGATION; CHANGES IN THE NATURE OF KEY STRATEGIC RELATIONSHIPS WITH PARTNERS AND JOINT VENTURES; COMPETITOR RESPONSES TO SUCH OPERATING BUSINESSES' PRODUCTS AND SERVICES, AND THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, INCLUDING ACCEPTANCE OF THE PRICING OF SUCH PRODUCTS AND SERVICES; AND THREATENED TERRORIST ATTACKS AND ONGOING MILITARY ACTION, INCLUDING ARMED CONFLICT IN THE MIDDLE EAST AND OTHER PARTS OF THE WORLD. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS PRESS RELEASE. LIBERTY EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO DISSEMINATE ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN TO REFLECT ANY CHANGE IN LIBERTY'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.

Contact:  John Orr (720) 875-5622

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SUPPLEMENTAL INFORMATION

As a supplement to Liberty's consolidated statements of operations, the following is a presentation of quarterly financial information and operating metrics on a stand-alone basis for the two largest privately held businesses (QVC, Inc. and Starz Entertainment, LLC) owned by or in which Liberty held an interest at September 30, 2006.

Please see below for the definition of operating cash flow (OCF) and Schedule 2 at the end of this document for reconciliations for the applicable periods in 2005 and 2006 of operating cash flow to operating income, as determined under GAAP, for each identified entity.

QUARTERLY SUMMARY

(AMOUNTS IN MILLIONS)                 3Q05         4Q05          1Q06         2Q06         3Q06
                                     ------       ------        ------       ------       ------
LIBERTY INTERACTIVE GROUP
QVC, INC. (99.9%) (1)
Revenue - Domestic                   $1,039        1,542         1,088        1,140        1,151
Revenue - International                 436          541           467          490          502
                                     ------       ------        ------       ------       ------
Revenue - Total                      $1,475        2,083         1,555        1,630        1,653
                                     ------       ------        ------       ------       ------
OCF - Domestic                       $  235          360           257          283          273
OCF - International                      71          109            98           95           93
                                     ------       ------        ------       ------       ------
OCF - Total                          $  306          469           355          378          366
                                     ------       ------        ------       ------       ------
Operating Income                     $  179          349           212          242          257
Gross Margin - Domestic                36.5%        35.8%         36.7%        38.0%        37.0%
Gross Margin - International           35.3%        36.3%         39.4%        38.8%        37.2%
Homes Reached - Domestic               90.5         90.0          90.8         91.1         90.3
Homes Reached - International          70.3         71.9          73.1         74.1         75.0
                                     ------       ------        ------       ------       ------

LIBERTY CAPITAL GROUP
STARZ ENTERTAINMENT, LLC (100%)
Revenue                              $  245          247           259          264          253
OCF                                  $   47           29            41           50           45
Operating Income (Loss)              $   35           (2)           33           44           40
Subscription Units - Starz             13.9         14.1          14.6         15.1         14.9
Subscription Units - Encore            25.3         25.8          26.4         27.1         26.6
                                     ------       ------        ------       ------       ------

--------------
(1)  100% as of October 2006.


NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for each of the privately held entities of Liberty included herein together with a reconciliation of that non-GAAP measure to the privately held entity's operating income, determined under GAAP. Liberty defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation). Operating cash flow, as defined by Liberty, excludes depreciation and amortization, stock and other equity-based compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.

Liberty believes operating cash flow is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because operating cash flow is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure. Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for a reconciliation of consolidated segment operating cash flow to consolidated earnings from continuing operations before income taxes and minority interest (Schedule 1) and a reconciliation, for QVC and Starz Entertainment, of each identified entity's operating cash flow to its operating income calculated in accordance with GAAP (Schedule 2).


SCHEDULE 1

The following table provides a reconciliation of consolidated segment operating cash flow to earnings from continuing operations before income taxes and minority interest for the three months ended September 30, 2005 and 2006, respectively.


(AMOUNTS IN MILLIONS)                                                                          3Q05        3Q06
                                                                                               -----       -----
Liberty Interactive Group                                                                      $ 305         365
Liberty Capital Group                                                                             51          29
                                                                                               -----       -----
     CONSOLIDATED SEGMENT OPERATING CASH FLOW                                                  $ 356         394
                                                                                               =====       =====


Consolidated segment operating cash flow                                                         356         394
Stock compensation                                                                               (15)          4
Depreciation and amortization                                                                   (163)       (169)
Interest expense                                                                                (149)       (177)
Realized and unrealized losses on financial instruments, net                                    (332)        (73)
Gains on disposition of assets, net                                                                1          25
Other, net                                                                                       (13)         71
                                                                                               -----       -----
     EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST      $(315)         75
                                                                                               =====       =====



SCHEDULE 2

The following table provides reconciliation, for QVC and Starz Entertainment, of operating cash flow to operating income calculated in accordance with GAAP for the three months ended September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006 and September 30, 2006, respectively.

(AMOUNTS IN MILLIONS)                3Q05        4Q05        1Q06        2Q06        3Q06
                                     -----       -----       -----       -----       -----
LIBERTY INTERACTIVE GROUP
QVC, INC. (99.9%) (1)
Operating Cash Flow                  $ 306         469         355         378         366
Depreciation and Amortization         (117)       (103)       (118)       (120)       (119)
Stock Compensation Expense             (10)        (17)        (25)        (16)         10
                                     -----       -----       -----       -----       -----
     OPERATING INCOME                $ 179         349         212         242         257
                                     =====       =====       =====       =====       =====

LIBERTY CAPITAL GROUP
STARZ ENTERTAINMENT, LLC (100%)
Operating Cash Flow                  $  47          29          41          50          45
Depreciation and Amortization          (12)        (14)         (8)         (6)         (5)
Stock Compensation Expense            --           (17)       --          --          --
                                     -----       -----       -----       -----       -----
     OPERATING INCOME (LOSS)         $  35          (2)         33          44          40
                                     =====       =====       =====       =====       =====

--------------
(1)  100% as of October 2006.

                                       10